EXHIBIT 2.13

                  [UNOFFICIAL TRANSLATION FROM ORIGINAL HEBREW]


Account No./Nos. 70666

                                                                               I.D. Card no.
Customer's Name                       Address & Area code     Telephone no.    /Corp.Reg.no
---------------                       -------------------     -------------    ------------
Hi-Tex  (founded  by  Tefron) Ltd.                                               517489816



BANK HAPOALIM B.M.
Bnei Brak Branch.                                                Date: 31.12.04

Dear Sirs,

Re: REQUEST TO ALLOCATE A CREDIT - FURTHER TO MY LETTER OF UNDERTAKING FOR CREDIT IN FOREIGN CURRENCY / APPLICATION TO OPEN AN ACCOUNT AND GENERAL CONDITIONS FOR OPERATING AN ACCOUNT INCLUDING THE AMENDMENT(S) THERETO, SIGNED BY ME ON THE __________________ DAY OF _____________ ______
     (HEREINAFTER: "THE ABOVE CONDITIONS")
--------------------------------------------------------------------------------

I hereby request that you provide me in my foreign currency account with you No. 70666, (hereinafter: "the Account") with Credit in U.S. DOLLARS currency (hereinafter: "the Currency of the Credit") in the amount of 5,300,000 (FIVE MILLION, THREE HUNDRED THOUSAND U.S. DOLLARS) (hereinafter - "the Credit").

THE PROVISION OF THE CREDIT TO THE ACCOUNT SHALL BE TREATED BY ME AS YOUR AGREEMENT FOR THE GRANTING OF THE CREDIT IN ACCORDANCE WITH THE ABOVE CONDITIONS AND THE SPECIAL CONDITIONS SET FORTH BELOW.

1.   DATE OF PROVISION OF THE CREDIT __________________

2.   PURPOSE OF THE CREDIT AND INSTRUCTIONS FOR DISPOSAL THEREOF

     2.1  The Credit is being granted:

          [_] for valid and lawful corporate purposes (mark x as applicable to corporate customers only).

          [_]  the financing of the cost of goods imported to Israel by me.

          [_]  ____________________________________
          and I hereby undertake to use the Credit for that purpose only.

     2.2 I HEREBY IRREVOCABLY INSTRUCT AND AUTHORIZE YOU TO DEBIT THE ACCOUNT WITH THE AMOUNT OF THE CREDIT.

          [_]  and to pay the countervalue to
               ____________________________________

          [_]  by __________________________________________________________

          [_] to convert the countervalue of the Credit to Israeli currency according to the exchange rate to be fixed by yourselves on the date of conversion and credit the countervalue in Israeli currency to my account no. __________________ in the ______________ branch of Bank Hapoalim

          [_]  ______________________________________________________

3.   TERMS FOR REPAYMENT OF THE CREDIT

     I undertake to repay the Credit in the Currency of the Credit as follows:

     [_]  in one lump sum due and payable on __________________

     [X] in 32 monthly/QUARTERLY/semi-annual/___________ */ installments, commencing on 31.3.05 and ending on 31.12.12.

     [_]  each installment to be in the sum of _________________
          /_________________, first installments in the sum of _________________
          and the last installment in the sum of _________________ /the frequency of the installments and the amount thereof to be in accordance with that stated in Appendix "A" attached/in the payment schedule. *

4.   INTEREST

     4.1  [_] FIXED INTEREST RATE

          4.1.1 INTEREST RATE

               I shall pay interest to the Bank as calculated by the Bank from the date of provision of the Credit at the rate of ______% (__________________ per cent) per annum being adjusted annual interest at the rate of ___% per annum (hereinafter: "the Interest") on the dates specified in paragraph 4.1.2 below.

          4.1.2 INTEREST PAYMENT DATES

               The Interest (excluding Default Interest) shall be paid by me to the Bank in the Currency of the Credit as follows:

               a.[_] in one lump sum on __________________________________.

               b.[_] in advance by deducting the Interest from the Credit.

               c.[_] at the end of each monthly/quarterly/semi-annual ______*
                    period (hereinafter: "Interest Period") with the Interest being calculated on the balance of the Credit outstanding from time to time from the commencement of the current Interest Period up to the end of the respective Interest Period.

               d.[_]

                    1. On the date prescribed for payment of any sum on account of the Credit, Interest will be paid on such sum at the interest rate as from the beginning of the respective Interest Period (as hereinafter defined) until the repayment date prescribed for such payment of Credit;

                    2. at the end of each monthly/quarterly/semi-annual ______* period (hereinafter: "Interest Period") with the Interest being calculated on the balance of the Credit outstanding from time to time from the commencement of the current Interest Period up to the end of the respective Interest Period.

                         The Interest payable on the balance of the Credit outstanding will not include the Interest paid as above in respect of the installments which have fallen due during the current Interest Period.

               **e.[_] From the date of the provision of the Credit until
                    _____________, the Interest amount, calculated from time to time as provided in sub-paragraph (c) above, will be compounded with the Credit on each payment date mentioned. The Credit, after each amount of Interest has been so compounded, will bear Interest at the Interest rate and be payable commencing the ____ day of _________________ in accordance with sub-paragraph (a)/ (c) / (d)* above respectively.


     4.2  VARIABLE INTEREST

          4.2.1 INTEREST RATES

               a.[X] VARIABLE INTEREST

                    I shall pay variable interest to the Bank as calculated by the Bank from the date of the provision of the Credit, at the rate of L. +2% (L. + 2 percent) per annum above the LIBOR rate (as defined below) (hereinafter: "the Interest") which consists of, at the date of this Request, annual adjusted interest at the rate of ___%, on the dates specified in paragraph 4.2.4 below.

               b.[_] VARIABLE INTEREST SUBJECT TO LIMIT

                    I shall pay variable interest to the Bank as calculated by the Bank from the date of the provision of the Credit at the rate of ______% (_____________per cent) per annum above the LIBOR rate as defined below (hereinafter: "the Interest") which consists, as at the date of this Request, annual adjusted interest at the rate of ___%, provided the Interest rate will not exceed ___% (________ percent) per annum consisting of annual adjusted interest at the rate of ____% (_______per cent) per annum (hereinafter: "the Maximum Interest Rate"), all according to the update periods and on the dates specified on the Maximum Interest Rate, I shall pay interest to the Bank for the respective update period to which such Determination Date (as defined below) relates only according to the Maximum Interest Rate.

          4.2.2 For the purpose of determining the Interest rate from time to time applicable to the Credit the following definitions and provisions shall apply:

               "LIBOR" (London Interbank Offered Rate) - means the rate of interest determined by the Bank as being the highest rate (rounded upwards to the nearest 1/8 of one percent) at which deposits in the Currency of the Credit, for a tenor equal in duration to the Update Period (as defined below) are offered to it on the Determination Date (as defined below) in the London interbank market or in any other interbank market in Europe.

               "Determination Date" means with reference to any Update Period (as defined below), two business days preceding the commencement of the respective Update Period (as defined below).

          4.2.3 UPDATE PERIODS

               The Interest applicable to the Credit shall be determined by the Bank every month/THREE/six _3__* months in advance on the Determination Date by reference to the respective LIBOR applied by the Bank to the respective Update Period, (each such period being hereinafter called an "Update Period").

               I hereby declare that I am aware that notwithstanding that stated in this sub-paragraph and without derogating therefrom, the first and/or last Update Period may be shorter or longer than the other Update Periods, as the Bank in its discretion may deem fit and pursuant to the conditions prescribed for repaying the Credit.

          4.2.4 INTEREST PAYMENT DATES

               The Interest (but not including Default Interest) shall be paid by me to the Bank in the Currency of the Credit as follows:

               a.[_] In one lump sum on __________________________________.

               b.[_] at the end of each monthly/three/six 3 MONTHLY* period
                    (hereinafter: "Interest Period") calculated on the balance of the Credit outstanding from time to time from the commencement of the current Interest Period up to the end of the respective Interest Period, according to the Interest rate fixed for the Update Period during which such Interest Period falls.

               c.[_]

                    1. On the date prescribed for payment of any sum on account of the Credit, Interest will be paid on such sum as from the beginning of the respective Interest Period (as hereinafter defined) until the repayment date prescribed for such payment, according to the Interest rate fixed for the Update Period during which such payment falls to be paid.

                    2. At the end of each monthly/quarterly/semi-annual ______* period (hereinafter: "Interest Period") Interest will be paid calculated on the balance of the Credit outstanding from time to time from the commencement of the current Interest Period up to the end of the respective Interest Period, according to the Interest rate fixed for the Update Period during which such Interest Period falls. The Interest payable on the balance of the Credit outstanding will not include the Interest paid as above in respect of the installments which have fallen due during the current Interest Period.

               d.[_] From the date of the provision of the Credit until
                    _____________, the Interest amount, calculated from time to time as provided in sub-paragraph (b) above, will be compounded with the Credit on each payment date mentioned. The Credit, after each amount of Interest has been so compounded, will bear Interest at the Interest rate mentioned in sub-paragraph 4.2.1 and be payable commencing the ____ day of _________________ in accordance with that stated in sub-paragraph (a)/(b)/(c) * above respectively.

                                       4
--------
* Delete as appropriate.

     4.3  ADDITIONAL AMOUNTS

          I undertake to pay to the Bank from time to time additional amounts (hereinafter: "the Additional Interest") which are calculated, as of the date of this Request, at the rate of _____% (____________ per cent) per annum (being adjusted annual interest at the rate of ____% per annum), or at any other rate to be determined by the Bank from time to time, which will, in the opinion of the Bank, compensate the Bank for any increased costs of the Credit, for whatever reason, including such increased cost to the Bank:

          1. arising from any obligation under any law or agreement or otherwise, imposed on or incurred by the Bank, or from any demand made upon the Bank by the Bank of Israel or any competent or other authority and/or otherwise in Israel or abroad:

               a. to hold liquid assets to any degree or in any currencies in connection with the granting or the continuation of the Credit, and/or

               b. to pay and/or make provision for any payments whatsoever to the State Treasury or to the Bank of Israel or to any competent and/or other authority in connection with the granting or the continuation of the Credit, or

          2. If as a result of any such obligation or demand the Bank is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for its having complied with my request for the provision of the Credit.


     4.4 The Additional Interest shall be paid in the Currency of the Credit, or in such other currency as will be determined for that purpose on the date prescribed for payment of the Interest as set out above, or on such other date as will be determined for such purpose under any law.

     4.5 The Interest and/or the Additional Interest shall be computed on the basis of the actual number of calendar days elapsed divided by 360.

5.   ALLOCATION COMMISSION

     I shall pay the Bank on _________/ immediately upon receiving the Bank's demand* a one-time commission at the rate of _______% of the Credit amount (hereinafter: "Allocation Commission").

6.   BUSINESS DAYS

     6.1 If any payment due from me hereunder and/or if the last day of any Interest Period falls due on a day which is not a Business Day (as defined below) such payment shall be made on and/or the respective Interest Period shall be extended, as the case may be, until, the next day which is a Business Day (as defined below) and bear interest at the rate required according to paragraph 4 above, unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Business Day (as defined below).

     6.2 Where any installment on account of the Credit falls due in a calendar month in which any Interest Period ends, the due date of said installment shall be deferred to the last day of said Interest Period so as to ensure that the due date for payment on account of the Credit and the due date for payment of Interest in any such case are one and the same.

     6.3 For the purposes hereof "Business Day" means a day on which banks in Tel-Aviv, London and the country in which the Currency of the Credit is legal tender are open for business. Where the basket of currencies (as set forth in the Schedule hereto) is defined as being the Currency of the Credit, the term "Business Day" shall mean a day on which the Bank of Israel publishes a representative rate for the basket of currencies (as set forth in the Schedule hereto).

7. The paragraph headings are indicative only and are not to be used in construing this Request.

8. This Request will be supplementary to the provisions contained in the Above Conditions, but in case of divergence between them, the provisions herein contained shall prevail. Subject thereto, all the terms defined herein bear the same meaning as contained in the Above Conditions.

9.   SPECIAL CONDITIONS

                        IN WITNESS WHEREOF I HAVE SIGNED:

                    /S/ Hi-Tex (founded by Tefron) Ltd. /S/
                    ------------------------------------------------------------

SCHEDULE (In the event that the type of currency specified in the Request constitutes a basket of currencies)

1. I confirm that it has been brought to my knowledge that the constitution of each unit of the basket of currencies referred to in the above Request (hereinafter - "the Unit") as at the date hereof is as follows:


                       TYPE OF CURRENCY            CURRENCY AMOUNT
                       ----------------            ---------------
                       US$                         US$ 0.6372
                       DM.                         DM.0.3964
                       Pounds Sterling             (pound) 0.0604
                       French Franc                FF.0.3222
                       Japanese Yen                (Y) 7.0106

2. I am aware that the constitution of the Unit as detailed above is and will be the determining constitution for all intents and purposes in relation to the above Request and the above Conditions and any future change in the constitution of the basket of currencies by the Bank of Israel will affect neither the constitution of the Unit as detailed above nor the amounts which are due and/or may become due from me to the Bank.

3. The term "the Currency of the Credit" in relation to the basket of currencies means - each and every one of the currencies included in each Unit of the basket of currencies, as the case may be.

4. This Schedule constitutes an integral part of my above Request for Provision of Credit in Foreign Currency.

                        IN WITNESS WHEREOF I HAVE SIGNED:

12 Bank Hapoalim B.M.                            01.01.05/22:57 Page: 391  22476
655 Bnei Brak Statement no. 3501999 - Repayment Schedule in respect of a Foreign Currency Loan As at: 31.12.04 Page: 5
                                                                     No. 2260120

Hi-Tex (founded by Tefron) Ltd.
Internal Bank Hapoalim  POB No. 136
Bnei Brak  51461

    RE: RE: CONFIRMATION OF THE EXECUTION AND REPAYMENT SCHEDULE OF LOAN NO.
                  .01230 IN BRANCH NO. 655 IN ACCOUNT NO. 70666

Amount of loan  : 5,300,000.00     Type of loan       : 878-0000602  Frequency of interest update     : 3 m. commencing 31/12/04
Currency        : 019 U.S. dollar                                    Manner of debit                  : in foreign currency
Loan value      : 31/12/04         Loan portfolio no. : 1230         Account to be debited            655-70666-142
                                                                     Collection charges               : with each payment-variable

          Original         Outstanding                    Payment on   Payment/accrual
          payment           principal       current       account of    on account of  Collection
no.        date              balance     payment amount   principal       interest        fees
---        ----              -------     --------------   ---------       --------        ----
1         31/03/05        5,134,375.00     226,907.31     165,625.00     61,281.26        1.05
2         30/06/05        4,968,750.00     225,651.89     165,625.00     60,025.84        1.05
3         30/09/05        4,803,125.00     224,353.92     165,625.00     58,727.87        1.05
4         31/12/05        4,637,500.00     222,396.33     165,625.00     56,770.28        1.05
5         31/03/06        4,471,875.00     219,247.15     165,625.00     53,621.10        1.05
6         30/06/06        4,306,250.00     217,906.62     165,625.00     52,280.57        1.05
7         30/09/06        4,140,625.00     216,523.53     165,625.00     50,897.48        1.05
8         31/12/06        3,975,000.00     214,565.95     165,625.00     48,939.90        1.05
9         31/03/07        3,809,375.00     211,586.99     165,625.00     45,960.94        1.05
10        30/06/07        3,643,750.00     210,161.35     165,625.00     44,535.30        1.05
11        30/09/07        3,478,125.00     208,693.15     165,625.00     43,067.10        1.05
12        31/12/07        3,312,500.00     206,735.56     165,625.00     41,109.51        1.05
13        31/03/08        3,146,875.00     204,352.40     165,625.00     38,726.35        1.05
14        30/06/08        2,981,250.00     202,416.09     165,625.00     36,790.04        1.05
15        30/09/08        2,815,625.00     200,862.77     165,625.00     35,236.72        1.05
16        31/12/08        2,650,000.00     198,905.17     165,625.00     33,279.12        1.05

              Amount for        No. of        Base      Nominal     Adjusted
             calculating      interest       interest   interest    interest
no.            interest          days         rate        rate        rate
---            --------          ----         ----        ----        ----
1            5,300,000.00        90          2.62500     4.62500     4.77234
2            5,134,375.00        91
3            4,968,750.00        92
4            4,803,125.00        92
5            4,637,500.00        90
6            4,471,875.00        91
7            4,306,250.00        92
8            4,140,625.00        92
9            3,975,000.00        90
10           3,809,375.00        91
11           3,643,750.00        92
12           3,478,125.00        92
13           3,312,500.00        91
14           3,146,875.00        91
15           2,981,250.00        92
16           2,815,625.00        92

12 Bank Hapoalim B.M.                            01.01.05/22:57 Page: 392  22477
655 Bnei Brak Statement no. 3501999 - Repayment Schedule in respect of a Foreign Currency Loan As at: 31.12.04 Page: 2
                                                                     No. 2260050

      RE: CONFIRMATION OF THE EXECUTION AND REPAYMENT SCHEDULE OF LOAN NO.
                  .01230 IN BRANCH NO. 655 IN ACCOUNT NO. 70666


                                             Continuation of payment itemization


         Original         Outstanding                        Payment on    Payment/accrual
         payment           principal      current payment    account of      on account of  Collection
no.        date             balance            amount        principal         interest         fees
---        ----             -------            ------        ---------         --------         ----
17       31/03/09        2,484,375.00       196,266.68       165,625.00        30,640.63        1.05
18       30/06/09        2,318,750.00       194,670.81       165,625.00        29,044.76        1.05
19       30/09/09        2,153,125.00       193,032.39       165,625.00        27,406.34        1.05
20       31/12/09        1,987,500.00       191,074.79       165,625.00        25,448.74        1.05
21       31/03/10        1,821,875.00       188,606.52       165,625.00        22,980.47        1.05
22       30/06/10        1,656,250.00       186,925.54       165,625.00        21,299.49        1.05
23       30/09/10        1,490,625.00       185,202.01       165,625.00        19,575.96        1.05
24       31/12/10        1,325,000.00       183,244.41       165,625.00        17,618.36        1.05
25       31/03/11        1,159,375.00       180,946.37       165,625.00        15,320.32        1.05
26       30/06/11          993,750.00       179,180.28       165,625.00        13,554.23        1.05
27       30/09/11          828,125.00       177,371.63       165,625.00        11,745.58        1.05
28       31/12/11          662,500.00       175,414.03       165,625.00         9,787.98        1.05
29       31/03/12          496,875.00       173,371.32       165,625.00         7,745.27        1.05
30       30/06/12          331,250.00       171,435.00       165,625.00         5,808.95        1.05
31       30/09/12          165,625.00       169,541.25       165,625.00         3,915.20        1.05
32       31/12/12                0.00       167,583.65       165,625.00         1,957.60        1.05
Total payment                             6,325,132.86     5,300,000.00     1,025,099.26       33.60


                       Amount for        No. of          Base      Nominal      Adjusted
                      calculating       interest       interest   interest     interest
no.                    interest          days            rate       rate         rate
---                    --------          ----            ----       ----         ----
17                   2,650,000.00         90            2.62500    4.62500       4.77234
18                   2,484,375.00         91
19                   2,318,750.00         92
20                   2,153,125.00         92
21                   1,987,500.00         90
22                   1,821,875.00         91
23                   1,656,250.00         92
24                   1,490,625.00         92
25                   1,325,000.00         90
26                   1,159,375.00         91
27                     993,750.00         92
28                     828,125.00         92
29                     662,500.00         91
30                     496,875.00         91
31                     331,250.00         92
32                     165,625.00         92
Total payment


Continued on next page

12 Bank Hapoalim B.M.                            01.01.05/22:57 Page: 393  22478
655 Bnei Brak Statement no. 3501999 - Repayment Schedule in respect of a Foreign Currency Loan As at: 31.12.04 Page: 3
                                                                     No. 2260050

 RE: RE: CONFIRMATION OF THE EXECUTION AND REPAYMENT SCHEDULE OF LOAN NO. 01230
                     IN BRANCH NO. 655 IN ACCOUNT NO. 70666

Notes:    -    Changes may occur in the payment days pursuant to the business days in Israel and abroad.

          - Changes in principal and/or interest payment dates or interest update dates or in the date for compounding interest with principal, which fall on a day not being a Business Day, will entail a change in the dates appearing in the repayments schedule overall (except for the last installment) in order to maintain symmetrical periods.

          - Changes may occur in the interest amounts pursuant to changes in the payment dates.

          - The loan is at a variable interest rate - the interest amounts for ensuing periods, as appearing above, are calculated according to the LIBOR rate known on the loan value date. On the interest update dates, changes may occur in accordance with the Loan Agreement.

          -    The interest rate is based on LIBOR for three months.

          -    Interest rate: LIBOR + 2.0000%.

          - Changes may occur in the collection fees from time to time according to the Bank's decision, and pursuant to the exchange rate of checks/sale transfers known on the date of effecting the debit.



                                                              Yours faithfully,
                                                              Bank Hapoalim B.M.
                                                              Bnei Brak Branch
                                                      E.& O.E.